Investor Contact	Media Contact
Linda Ventresca	Joe Cohen
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	joseph.cohen@axiscapital.com
(441) 405-2727	(212) 715-3524

AXIS CAPITAL REPORTS FIRST QUARTER NET INCOME OF $63 MILLION, OR $0.75 PER DILUTED COMMON SHARE; OPERATING INCOME OF $123 MILLION, or $1.46 PER DILUTED COMMON SHARE

For the first quarter of 2018, the Company reports:

•	Annualized return on average common equity of 5.5%

•	Annualized operating return on average common equity of 10.8%

•	Diluted book value per common share of $52.57

Pembroke, Bermuda, April 25, 2018 - AXIS Capital Holdings Limited ("AXIS Capital" or "the Company") (NYSE: AXS) today reported net income available to common shareholders for the first quarter of 2018 of $63 million, or $0.75 per diluted common share, compared to net income of $5 million, or $0.06 per diluted common share, for the first quarter of 2017.

Operating income1 for the first quarter of 2018 was $123 million, or $1.46 per diluted common share1, compared to operating income of $51 million, or $0.59 per diluted common share, for the first quarter of 2017.

1Operating income (loss) and operating income (loss) per diluted common share are non-GAAP financial measures as defined in SEC Regulation G. The reconciliations of non-GAAP measures to the most comparable GAAP financial measures (net income (loss) available to common shareholders and diluted earnings per common share, respectively) are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the first quarter 2018 financial results, Albert Benchimol, President and CEO of AXIS Capital, said:

“Over the past several years, AXIS has taken action to become a relevant and leading player in a select number of attractive specialty insurance and reinsurance markets, positioned to deliver superior results across a wide range of market conditions.  This quarter’s results demonstrate the benefits of our portfolio optimization initiatives and overall earnings potential, highlighted by broad-based improvement in underwriting profitability across our operations and an annualized ex-PGAAP operating ROACE of 12.0% in the quarter2.

“Our efforts to realize AXIS’ potential are generating traction. Earlier this year we launched a new phase of our transformation efforts, an enterprise-wide program to further modernize all of our functions and position AXIS to lead in a transforming industry.

“We are focused on getting better, smarter, and faster in serving our clients and partners in distribution. We will, on the one hand, be more efficient in the delivery of our differentiated services, and on the other, invest in greater analytics, technology and development for our staff. Through the combined impact of the Novae integration and our transformation efforts, we expect to deliver savings of $100 million by year-end 2020, even as we continue to invest in leading capabilities.”

2 Ex-PGAAP operating ROACE is defined as annualized operating return on average common equity, adjusted for purchase accounting impacts related to the acquisition of Novae, and is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation of ex-PGAAP operating ROACE to the most comparable GAAP financial measure (return on average common equity "ROACE") is provided in this release, as is a discussion of the rationale for the presentation of this item.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

First Quarter Highlights3

•
Gross premiums written increased by $751 million, or 39%, to $2.7 billion, with an increase of 62% in the insurance segment, primarily attributable to the acquisition of Novae Group plc ("Novae") which closed on October 2, 2017, and an increase of 30% in the reinsurance segment;

•
Adjusting for the impact of the Novae acquisition, gross premiums written increased by $399 million, or 21%, with an increase of 27% in the reinsurance segment and an increase of 6% in the insurance segment;

•	Net premiums written increased by 32% to $2.0 billion;

•	Net premiums earned increased by 24% to $1.2 billion;

•	Combined ratio of 90.8%, compared to 102.1%;

•	Current accident year loss ratio of 61.3%, compared to 67.3%;

•	Estimated pre-tax catastrophe and weather-related losses of $35 million, or 3.0 points, on the current accident year loss ratio, compared to $35 million, or 3.7 points;

•	Favorable prior year reserve development of $54 million (benefiting the combined ratio by 4.6 points), compared to $25 million (benefiting the combined ratio by 2.6 points);

•	Fee income from strategic capital partners[4] of $13 million, compared to $11 million;

•	Net investment income of $101 million, compared to $99 million;

•
On January 1, 2018, the Company entered into an agreement for the Reinsurance to Close ("RITC") of the 2015 and prior years of account of Novae’s Syndicate 2007, effectively transferring responsibility for discharging all liabilities associated with all business underwritten by Novae in 2015 and prior years. This transaction resulted in a positive financial impact, which was reflected in the fair values of Novae's assets acquired and liabilities assumed on the acquisition date. During the quarter, the Company recognized a reduction in reserves for losses and loss expenses representing the transfer of liabilities to the reinsurer, consideration paid, and a payable representing consideration due to the reinsurer at March 31, 2018;

•
Pre-tax total return on cash and investments[5] of (0.1%) including foreign exchange movements, or (0.4%) excluding foreign exchange movements[6]. The prior year period pre-tax total return was 1.1% including foreign exchange movements, and 1.0% excluding foreign exchange movements;

•	Transaction and reorganization expenses related to a new phase of our transformation efforts and the integration of Novae totaled $13 million and are not included in the Company’s operating income;

•
Underwriting income included the recognition of premium attributable to Novae's balance sheet at the purchase date without the recognition of the associated acquisition costs, which were written off in the opening balance sheet dated October 2, 2017. The absence of approximately $40 million of acquisition expense related to the premiums earned in the quarter benefited our acquisition cost ratio by 3.4 points.

•
Amortization of intangibles of $60 million including amortization of VOBA ("value of business acquired") of $57 million and amortization of distribution networks of $3 million was recognized in the quarter. This expense affected the Company’s operating income, but was not included in the results of the Company's insurance and reinsurance segments;

•	Net income available to common shareholders of $63 million, compared to $5 million;

•	Operating income of $123 million, compared to $51 million;

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•	Net cash flows used in operations of $88 million inclusive of payments associated with the RITC transaction described above, compared to $36 million;

•	Diluted book value per common share of $52.57, a decrease of 2% compared to the prior quarter, and a 11% decrease over the last twelve months;

•	Dividends declared of $0.39 per common share, with the total common dividends declared of $1.54 per share over the past twelve months; and

•	Adjusted for dividends, diluted book value per common share decreased by $0.92, or 2%, for the quarter and $4.78 or 8%, over the past twelve months.

3 All comparisons are with the same period of the prior year, unless otherwise stated.
4 Fee income from strategic capital partners represents service fees and reimbursement of expenses earned by AXIS Capital's reinsurance segment.
5 Pre-tax total return on cash and investments includes net investment income (loss), net investment gains (losses), interest in income (loss) of equity method investments and the change in unrealized gains (losses) generated by our average cash and investment balances. Total cash and invested assets represents the total cash, available for sale investments, mortgage loans, other investments, equity method investments, short-term investments, accrued interest receivable and net receivable (payable) for investments sold (purchased).
6 Pre-tax total return on cash and investments excluding foreign exchange movements is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to pre-tax total return on cash and investments, the most comparable GAAP financial measure, also included foreign exchange gains (losses) of $40 million and $12 million for the three months ended March 31, 2018 and 2017, respectively.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

The insurance segment reported gross premiums written of $881 million in the first quarter of 2018, an increase of $336 million, or 62%, compared to gross premiums written of $545 million in the first quarter of 2017. This increase included gross premiums written of $302 million attributable to property, marine, professional lines, and credit and political risk lines associated with the acquisition of Novae. In addition, gross premiums written increased by $34 million, or 6% (5% on a constant currency basis7), attributable to professional lines, liability, and accident and health lines driven by new business and aviation lines associated with the acquisition of Aviabel, which was completed last year.

Net premiums written increased by 54% in the first quarter of 2018, compared to the same period in 2017. Excluding the impact of the increase in net premiums written associated with the acquisition of Novae, net premiums written increased by 2% (unchanged on a constant currency basis) reflecting the increase in gross premiums written, together with a decrease in premiums ceded in property lines, partially offset by an increase in premiums ceded in professional lines.

Net premiums earned increased by 48% in the first quarter of 2018, compared to the same period in 2017. Excluding the impact of the increase in net premiums earned associated with the acquisition of Novae, net premiums earned increased by 3% (2% on a constant currency basis) driven by strong premium growth in accident and health lines in recent periods together with premium growth in aviation lines associated with last year's acquisition of Aviabel.

The insurance segment reported an underwriting income of $69 million for the current quarter, compared to underwriting income of $12 million in the first quarter of 2017. The current quarter's underwriting results reflected a combined ratio of 88.1%, compared to 97.0% in the same period in 2017. This included a decrease in the current accident year loss ratio to 59.4% this quarter from 63.5% in the first quarter of 2017.

7Amounts presented on a constant currency basis are non-GAAP financial measures as defined in SEC Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts. The reconciliations to the most comparable GAAP financial measures are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

During the first quarter of 2018, we incurred pre-tax catastrophe and weather-related losses of $28 million, or 4.9 points, primarily attributable to weather events, compared to $20 million, or 5.1 points, of catastrophe and weather-related losses reported during the same period in 2017. After adjusting for catastrophe and weather-related losses, the segment's current accident year loss ratio in the first quarter decreased by 3.9 points, compared to the same period in 2017, primarily due to favorable changes in business mix, together with the favorable impact of rate and trend, partially offset by an increase in attritional loss experience in aviation lines.

Net favorable prior year loss reserve development was $23 million, or 4.0 points, this quarter, compared to $8 million, or 2.0 points, in the first quarter of 2017.

The segment's acquisition cost ratio increased in the quarter to 15.1% from 13.8%, compared to the same period in 2017, primarily as a result of changes in business mix.

The segment's general and administrative expense ratio decreased in the quarter to 17.6% from 21.8%, compared to the same period in 2017 largely attributable to a decrease in personnel costs, partially offset by general and administrative expenses associated with the acquisition of Novae.

Reinsurance Segment

The reinsurance segment reported gross premiums written of $1.8 billion in the first quarter of 2018, an increase of $415 million, or 30%, compared to gross premiums written of $1.4 billion in the first quarter of 2017. This increase included gross premiums written of $50 million attributable to catastrophe, marine and aviation lines associated with the acquisition of Novae. In addition, gross premiums written increased by $365 million, or 27% (21% on a constant currency basis), attributable to motor, accident and health, credit and surety, catastrophe, liability, and professional lines, partially offset by a decrease in marine lines. The increase in motor, credit and surety, liability and professional lines was largely due to timing differences. In addition, the increase in motor was attributable to rate increases particularly in U.K. non-proportional motor business following the reduction in the Ogden Rate during the first quarter of 2017 together with new business. The increase in accident and health, and catastrophe lines was due to new business. Increased line sizes on a number of treaties also contributed to the increase in catastrophe lines. These increases were partially offset by a decrease in marine lines due to the non-renewal of a large treaty.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Net premiums written increased by 25% in the first quarter of 2018, compared to the same period in 2017. Excluding the impact of the increase in net premiums written associated with the acquisition of Novae, net premiums written increased by 23% (16% on a constant currency basis) reflecting the increase in gross premiums written in the quarter, partially offset by an increase in premiums ceded in credit and surety, accident and health, and catastrophe lines.

Net premiums earned increased by 7% in the first quarter of 2018, compared to the same period in 2017. Excluding the impact of the increase in net premiums earned associated with the acquisition of Novae, net premiums earned increased by 5% (4% on a constant currency basis) driven by strong premium growth in catastrophe, motor, and accident and health lines, partially offset by an increase in ceded premiums earned in catastrophe lines.

The reinsurance segment reported underwriting income of $74 million for the current quarter, compared to underwriting income of $5 million in the first quarter of 2017. The current quarter's underwriting results reflected a combined ratio of 88.4%, compared to 98.4% in the same period in 2017. This included a decrease in the current accident year loss ratio to 63.2% this quarter from 70.0% in the first quarter of 2017. During the first quarter of 2018, we incurred pre-tax catastrophe and weather-related losses of $7 million, or 1.1 points, attributable to U.S. weather-related events, compared to $15 million, or 2.8 points of catastrophe and weather-related losses reported during the same period in 2017. After adjusting for the catastrophe and weather-related losses, the segment's current accident year loss ratio in the first quarter decreased by 5.1 points, compared to the same period in 2017, primarily due to favorable changes in business mix, a decrease in mid-size loss experience, together with the impact of rate increases in U.K. non-proportional motor business following the reduction in the Ogden Rate during the first quarter of 2017.

Net favorable prior year reserve development was $32 million, or 5.3 points, this quarter compared to $17 million, or 3.1 points, in the first quarter of 2017.

The reinsurance segment's underwriting income for the three months ended March 31, 2018, included other insurance related income of $6 million, compared to other insurance related loss of $4 million for the same period of 2017, largely attributable to a decrease in realized losses and unfavorable mark-to-market adjustments on weather and commodities derivative business.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The segment's acquisition cost ratio decreased in the quarter to 24.2% from 24.8%, compared to the same period in 2017, primarily as a result of changes in business mix.

The segment's general and administrative expenses decreased in the quarter to 6.3%, from 6.7%, compared to the same period in 2017, largely attributable to a decrease in personnel costs, partially offset by general and administrative expenses associated with the acquisition of Novae.

Investments

Net investment income of $101 million for the quarter was comparable to $99 million in first quarter of 2017, and $101 million in fourth quarter of 2017. Net realized and unrealized investment losses for the quarter were $15 million, compared to net realized investment losses of $25 million in the first quarter of 2017, and net realized investment gains of $43 million in the fourth quarter of 2017. The adoption of new accounting guidance in the quarter resulted in net unrealized investment losses on equity securities of $21 million being reported in net income as opposed to other comprehensive income.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Total capital8 at March 31, 2018 was $6.6 billion, including $1.4 billion of senior notes and $775 million of preferred equity, compared to $6.7 billion at December 31, 2017. The decrease in total capital is attributable to an increase in unrealized investment losses reported in other comprehensive income, following a decrease in the market value of our fixed income portfolio, and common share dividends declared. These decreases were partially offset by the net income generated in the three months ended March 31, 2018.

Following the offer to acquire Novae on July 5, 2017, the Company suspended its open market share repurchase program. AXIS Capital acquired the shares of Novae on October 2, 2017.

Diluted book value per common share, calculated on a treasury stock basis, decreased by $1.31 in the current quarter and by $6.32 over the past twelve months, to $52.57. The decrease in the quarter was primarily driven by the unrealized investment losses reported in other comprehensive income and common share dividends partially offset by the net income generated in the quarter. The decrease over the past twelve months was driven by the net loss generated during the period, common share dividends declared, and unrealized investment losses reported in other comprehensive income.

During the first quarter of 2018, the Company declared dividends of $0.39 per common share, with total dividends declared of $1.54 per common share over the past twelve months. Adjusted for dividends declared, the diluted book value per common share decreased by $0.92, or 2%, for the quarter and $4.78 or 8%, over the past twelve months.

8 Total capital represents the sum of total shareholders' equity and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Recent Developments

Early this year, AXIS Capital launched an enterprise-wide transformation initiative to strengthen its operating model, making the Company “future-ready” and further positioning it for long-term profitable growth against the backdrop of a rapidly transforming industry.  This initiative encompasses the integration of Novae commenced in the fourth quarter of 2017, the realignment of our accident and health businesses and other initiatives designed to increase our efficiency and enhance the Company’s profitability while delivering a customer-centric operating model.

The Company continues work on the detailed planning phase for the aforementioned enterprise-wide transformation initiative.  Based on planning to date, the Company currently expects to deliver an additional run-rate cost savings of $40 million from the transformation initiative, over the previously announced $60 million related to the integration of Novae. To deliver the $100 million of savings across the broader transformation initiative and the Novae integration by year-end 2020, the Company expects to incur cumulative pre-tax reorganization charges of approximately $100 million, of which a total of $28 million has already been incurred in the two most recent quarters. Pre-tax reorganization charges incurred in the two most recent quarters are primarily associated with the Novae integration and the re-alignment of our accident and health businesses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Thursday, April 26, 2018 at 9:30 a.m. (Eastern) to discuss the first quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 0280749. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company's website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 10118928. The webcast will be archived in the Investor Information section of the Company's website.

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2018 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at March 31, 2018 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada, and Latin America. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A+" ("Superior") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2018 (UNAUDITED) AND DECEMBER 31, 2017

	2018	2017

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,801,396	$12,622,006
Equity securities, at fair value	435,742	635,511
Mortgage loans, held for investment, at amortized cost and fair value	364,769	325,062
Other investments, at fair value	1,009,587	1,009,373
Equity method investments	108,597	108,597
Short-term investments, at amortized cost and fair value	56,246	83,661
Total investments	13,776,337	14,784,210
Cash and cash equivalents	1,227,736	948,626
Restricted cash and cash equivalents	416,844	415,160
Accrued interest receivable	73,928	81,223
Insurance and reinsurance premium balances receivable	3,892,957	3,012,419
Reinsurance recoverable on unpaid and paid losses	3,129,303	3,338,840
Deferred acquisition costs	721,820	474,061
Prepaid reinsurance premiums	1,015,163	809,274
Receivable for investments sold	19,433	11,621
Goodwill	102,004	102,003
Intangible assets	253,808	257,987
Value of business acquired	150,936	206,838
Other assets	307,040	317,915
Total assets	$25,087,309	$24,760,177

Liabilities
Reserve for losses and loss expenses	$12,034,643	$12,997,553
Unearned premiums	4,659,858	3,641,399
Insurance and reinsurance balances payable	1,251,629	899,064
Notes payable and debt	1,376,835	1,376,529
Payable for investments purchased	144,315	100,589
Other liabilities	355,634	403,779
Total liabilities	19,822,914	19,418,913

Shareholders' equity
Preferred shares	775,000	775,000
Common shares	2,206	2,206
Additional paid-in capital	2,289,497	2,299,166
Accumulated other comprehensive income (loss)	(85,216)	92,382
Retained earnings	6,076,294	5,979,666
Treasury shares, at cost	(3,793,386)	(3,807,156)
Total shareholders' equity	5,264,395	5,341,264

Total liabilities and shareholders' equity	$25,087,309	$24,760,177

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

	Three months ended
	2018	2017

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$1,167,402	$938,703
Net investment income	100,999	98,664
Net investment losses	(14,830)	(25,050)
Other insurance related income (losses)	6,606	(3,783)
Total revenues	1,260,177	1,008,534

Expenses
Net losses and loss expenses	661,345	606,942
Acquisition costs	229,260	189,792
General and administrative expenses	169,837	161,260
Foreign exchange losses	37,860	21,465
Interest expense and financing costs	16,763	12,791
Transaction and reorganization expenses	13,054	—
Amortization of value of business acquired	57,110	—
Amortization of intangibles	2,782	—
Total expenses	1,188,011	992,250

Income before income taxes and interest in income (loss) of equity method investments	72,166	16,284
Income tax benefit	1,036	9,337
Interest in loss of equity method investments	—	(5,766)
Net income	73,202	19,855
Preferred share dividends	10,656	14,841
Net income available to common shareholders	$62,546	$5,014

Per share data
Net income per common share:
Basic net income	$0.75	$0.06
Diluted net income	$0.75	$0.06
Weighted average number of common shares outstanding - basic	83,322	86,022
Weighted average number of common shares outstanding - diluted	83,721	86,793
Cash dividends declared per common share	$0.39	$0.38

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

	2018			2017
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$880,848	$1,781,947	$2,662,795	$545,261	$1,366,610	$1,911,871
Net premiums written	547,893	1,437,978	1,985,871	356,836	1,152,122	1,508,959
Net premiums earned	580,059	587,343	1,167,402	391,964	546,739	938,703
Other insurance related income (losses)	620	5,986	6,606	42	(3,825)	(3,783)
Net losses and loss expenses	(321,538)	(339,807)	(661,345)	(241,085)	(365,857)	(606,942)
Acquisition costs	(87,329)	(141,931)	(229,260)	(54,004)	(135,788)	(189,792)
Underwriting-related general and
administrative expenses(9)	(102,370)	(37,296)	(139,666)	(85,256)	(36,545)	(121,801)
Underwriting income (10)	$69,442	$74,295	143,737	$11,661	$4,724	16,385

Corporate expenses(9)			(30,171)			(39,459)
Net investment income			100,999			98,664
Net investment losses			(14,830)			(25,050)
Foreign exchange losses			(37,860)			(21,465)
Interest expense and financing costs			(16,763)			(12,791)
Transaction and reorganization expenses			(13,054)			—
Amortization of value of business acquired			(57,110)			—
Amortization of intangibles			(2,782)			—
Income before income taxes and interest in income (loss) of equity method investments			$72,166			$16,284

Net loss and loss expense ratio	55.4%	57.9%	56.7%	61.5%	66.9%	64.7%
Acquisition cost ratio	15.1%	24.2%	19.6%	13.8%	24.8%	20.2%
General and administrative
expense ratio	17.6%	6.3%	14.5%	21.8%	6.7%	17.2%
Combined ratio	88.1%	88.4%	90.8%	97.0%	98.4%	102.1%

9Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to total general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $30 million and $39 million for the three months ended March 31, 2018 and 2017, respectively.
10Consolidated underwriting income is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income before tax and interest in income (loss) of equity investments, the most comparable GAAP measure, is presented above.

On January 23, 2018, AXIS Capital announced plans to realign its accident and health business by integrating this business and its operations into the Company's insurance and reinsurance operations. This realignment took place in the first quarter of 2018. Financial results relating to this business were previously included wholly in the results of the insurance segment. As a result of the realignment, effective January 1, 2018, accident and health results are included in the results of both the insurance and reinsurance segments. The results are inclusive of underwriting-related general and administrative expenses attributable to accident and health business. In addition, to facilitate comparison of information across periods, certain reclassifications have been made to prior year amounts to conform to the current year's presentation. These reclassifications did not impact results of operations, financial condition or liquidity.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

	Three months ended
	2018	2017

	(in thousands, except per share amounts)

Net income available to common shareholders	$62,546	$5,014
Net investment losses, net of tax(11)	15,973	24,227
Foreign exchange losses, net of tax(12)	33,535	21,723
Transaction and reorganization expenses, net of tax(13)	10,583	—
Operating income	$122,637	$50,964

Earnings per common share - diluted	$0.75	$0.06
Net investment losses, net of tax	0.18	0.28
Foreign exchange losses, net of tax	0.40	0.25
Transaction and reorganization expenses, net of tax	0.13	—
Operating income per common share - diluted	$1.46	$0.59

Weighted average common shares and common share equivalents - diluted	83,721	86,793

Average common shareholders' equity	4,527,830	5,125,294

Annualized return on average common equity	5.5%	0.4%

Operating return on average common equity(14)	10.8%	4.0%

nm - not meaningful

11Tax cost (benefit) of $1,143 and ($823) for the three months ended March 31, 2018 and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
12Tax cost (benefit) of ($4,325) and $258 for the three months ended March 31, 2018 and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
13Tax cost (benefit) of $(2,471) for the three months ended March 31, 2018. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
14Operating return on average common equity is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to the most comparable GAAP financial measure annualized return on average common equity is provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters on our results of operations. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the cyclical nature of the re(insurance) business leading to periods with excess underwriting capacity and unfavorable premium rates, (2) the occurrence and magnitude of natural and man-made disasters, (3) losses from war, terrorism and political unrest or other unanticipated losses, (4) actual claims exceeding our loss reserves, (5) general economic, capital and credit market conditions, (6) the failure of any of the loss limitation methods we employ, (7) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (8) our inability to purchase reinsurance or collect amounts due to us, (9) the breach by third parties in our program business of their obligations to us, (10) difficulties with technology and/or data security, (11) the failure of our policyholders and intermediaries to pay premiums, (12) the failure of our cedants to adequately evaluate risks, (13) inability to obtain additional capital on favorable terms, or at all, (14) the loss of one or more key executives, (15) a decline in our ratings with rating agencies, (16) the loss of business provided to us by our major brokers and credit risk due to our reliance on brokers, (17) changes in accounting policies or practices, (18) the use of industry catastrophe models and changes to these models, (19) changes in governmental regulations and potential government intervention in our industry, (20) failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices, (21) increased competition, (22) changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom's expected withdrawal from the European Union, (23) fluctuations in interest rates, credit spreads, equity prices and/or currency values, (24) the failure to successfully integrate acquired businesses or realize the expected synergies resulting from such acquisitions, (25) the failure to realize the expected benefits or synergies relating to the Company's transformation program (26) changes in tax laws, and (27) the other factors set forth in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), as such factors may be updated from time to time in our periodic and other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

We present our results of operations in a way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this release, we present underwriting-related general and administrative expenses, consolidated underwriting income, operating income (in total and on a per share basis), amounts presented on a constant currency basis, and pre-tax total return on cash and investments excluding foreign exchange movements, which are non-GAAP financial measures as defined in SEC Regulation G. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in U.S. GAAP.

Underwriting-Related General and Administrative Expenses
Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While this measure is presented in the Segment Information footnote to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

Corporate expenses include holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. General and administrative expenses, the most comparable GAAP financial measure to underwriting-related general and administrative expenses, also includes corporate expenses.

The reconciliation of underwriting-related general and administrative expenses to general and administrative expenses, the most comparable GAAP measure, is presented in the Consolidated Segmental Data section of this press release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income
Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (losses) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. While this measure is presented in the Segment Information footnote to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it is appropriate to exclude net investment income and net investment gains (losses) from our underwriting profitability measure.

Foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange losses (gains) on our investment portfolio, generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance, therefore, foreign exchange losses (gains) are excluded from consolidated underwriting income.

Interest expense and financing costs primarily relate to interest payable on our senior notes. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses, and therefore, consolidated underwriting income.

Transaction and reorganization expenses are driven by business decisions, the nature and timing of which are not related to the underwriting process therefore, these expenses are excluded from consolidated underwriting income.

Amortization of intangibles including value of business acquired arose from business decisions, the nature and timing of which are not related to the underwriting process therefore, these expenses are excluded from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

highlighting the underlying pre-tax profitability of our underwriting activities. The reconciliation of consolidated underwriting income to income before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented in the Consolidated Segmental Data section of this press release.

Operating Income
Operating income represents after-tax operational results without consideration of after-tax net investment gains (losses), foreign exchange losses (gains), and transaction and reorganization expenses.

Although the investment of premiums to generate income and investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net investment gains (losses). These unrealized and realized foreign exchange rate movements generally offset a large portion of the foreign exchange losses (gains) reported separately in net income (loss), thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the foreign exchange losses (gains) in our Statement of Operations in isolation are not a fair representation of the performance of our business.

Transaction and reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process and are not representative of underlying business performance.

Certain users of our financial statements evaluate performance excluding after-tax net investment gains (losses), foreign exchange losses (gains), and transaction and reorganization expenses to understand the profitability of recurring sources of income.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

We believe that showing net income available to common shareholders exclusive of net investment gains (losses), foreign exchange losses (gains), and transaction and reorganization related expenses reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. The reconciliation of operating income to net income available to shareholders, the most comparable GAAP measure, is presented in the Non-GAAP Financial Measures Reconciliation section in this release.

Constant Currency Basis
We present gross premiums written, net premiums written and net premiums earned on a constant currency basis in this release. The amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year amounts. We believe this presentation enables investors and other users of our financial information to analyze growth in gross premiums written, net premiums written and net premiums earned on a constant basis. The reconciliation to gross premiums written, net premiums written and net premiums earned on a GAAP basis is presented in the Non-GAAP Financial Measures Reconciliation in this release.

Pre-Tax Total Return on Cash and Investments excluding Foreign Exchange Movement
Pre-tax total return on cash and investments excluding foreign exchange movements measures net investment income (loss), net investments gains (losses), interest in income (loss) of equity method investments, and pre-tax change in unrealized gains (losses) generated by our average cash and investment balances. The reconciliation to pre-tax total return on cash and investments, the most comparable GAAP financial measure is presented in the First Quarter Highlights section in this release.
We believe this presentation enables investors and other users of our financial information to analyze the performance of our investments.

Non-GAAP Financial Measures
We also present operating income per diluted common share and annualized operating return on average common equity ("annualized operating ROACE"), which are derived from the operating income measure

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

and are reconciled to the most comparable GAAP financial measure in the Non-GAAP Financial Measures Reconciliation in this release.

Ex-PGAAP operating income, ex PGAAP operating ROACE
Ex-PGAAP operating income represents operating income adjusted for amortization of VOBA, after tax15 and amortization of acquisition costs, after tax15 associated with Novae's balance sheet at October 2, 2017(the "purchase date" or "closing date"). We present annualized operating return on average common equity adjusted for these purchase accounting impacts ("ex PGAAP operating ROACE") in this release, which is derived from the ex-PGAAP operating income measure. Ex-PGAAP operating ROACE is calculated based on ex-PGAAP operating income divided by weighted average common shares and common share equivalents - diluted. The reconciliation of ex-PGAAP operating income included amortization of VOBA, after tax of $46 million and amortization of acquisition costs, after tax of $(32) million for the three months ended March 31, 2018. The reconciliation of operating income (loss) to the most comparable GAAP financial measure (net income available to common shareholders (loss)) is provided in the Non-GAAP Financial Measures Reconciliation in this release. We believe the presentation of ex-PGAAP operating ROACE enables investors and other users of our financial information to better analyze the performance of our business.

On October 2, 2017, AXIS Capital acquired Novae. The Company identified VOBA which represents the present value of the expected underwriting profit within policies that were in-force at the closing date of the transaction. In addition, the allocation of the purchase price to the assets acquired and liabilities assumed of Novae based on estimated fair values at the purchase date, resulted in the write-off of the deferred acquisition cost asset on Novae's balance sheet at the purchase date as the value of policies in-force on that date are considered within VOBA. Consequently, underwriting income in the quarter included the recognition of premium attributable to Novae's balance sheet at the purchase date without the recognition of the associated acquisition costs.

15VOBA, after-tax is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to VOBA, the most comparable GAAP financial measure, included tax of $(11) million at March 31, 2018. Acquisition costs, after-tax is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to acquisition costs, the most comparable GAAP financial measure, included tax of $8 million at March 31, 2018.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com